UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 12, 2009

PERFORMANCE TECHNOLOGIES, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	02-27460 (Commission File Number)	16-1158413 (IRS Employer Identification No.)

205 Indigo Creek Drive Rochester, New York		14626
(Address of principal executive offices)		(Zip Code)

(585) 256-0200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2009, the Compensation Committee of the Board of Directors of Performance Technologies, Incorporated (“the Registrant”) approved the following actions:

Salary Increases

The Compensation Committee of the Board of Directors meets annually to determine executive management compensation levels for the year. As part of the Company's overall expense management given the challenging current economic conditions, the Chief Executive Officer recommended to the Compensation Committee that there be a freeze on executive management salaries for 2009.  The Compensation Committee has accepted this recommendation.

Option Awards

Time-vested non-qualified stock options were granted to purchase common shares under the Registrant’s 2003 Omnibus Incentive Plan to its executive officers and certain key employees, including grants to the Named Executive Officers identified in the table below:

Number of
Named Executive Officer	Shares
John M. Slusser	70,000
John J. Grana	35,000
Dorrance W. Lamb	35,000
J. Patrick Rice	35,000
John J. Peters	25,000

The options were granted at an exercise price of $2.59 and will vest in accordance with the following vesting schedule: 20% upon the first anniversary of the grant date, an additional 30% upon the second anniversary of the grant date and an additional 50% upon the third anniversary of the grant date. All of the options expire five years from the date of grant. The options for Mr. Slusser and Mr. Lamb contain customary change-in-control/acceleration provisions. The form of the stock option agreement will be filed with the Registrant’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE TECHNOLOGIES, INCORPORATED

March 13, 2009	By /s/ John M. Slusser
John M. Slusser
President and Chief Executive Officer

March 13, 2009	By /s/ Dorrance W. Lamb
Dorrance W. Lamb
Senior Vice President of Finance and Chief Financial Officer